Exhibit 3.1

CERTIFICATE OF ELIMINATION

OF THE

CERTIFICATE OF DESIGNATIONS

OF

FIXED RATE CUMULATIVE PERPETUAL PREFERRED STOCK, SERIES A

OF

HMN FINANCIAL, INC.

Pursuant to Section 151(g)

of the General Corporation Law

of the State of Delaware

HMN Financial, Inc., a corporation organized and existing under the laws of the State of Delaware (the “Company”), in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.     That the Board of Directors of the Company (the “Board”), pursuant to Section 151 of the DGCL and the authority granted in the Company’s Certificate of Incorporation, by resolution duly adopted, authorized the issuance of a series of Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Preferred Stock”), and established the voting powers, designations, preferences, and relative, participating, and other rights, and the qualifications, limitations, and restrictions thereof, and, on December 19, 2008 filed a Certificate of Designations with respect to such Preferred Stock in the office of the Secretary of State of the State of Delaware.

2.     That the Board has adopted the following resolutions:

WHEREAS, on December 19, 2008, the Company filed a Certificate of Designations of Fixed Rate Cumulative Perpetual Preferred Stock, Series A of the Company (the “Preferred Stock”) with the Secretary of State of the State of Delaware, thereby creating a series of 26,000 shares of Preferred Stock, which shares were subsequently issued to the United States Department of the Treasury (the “Treasury”);

WHEREAS, on February 8, 2013, the Treasury sold the Preferred Stock to unaffiliated third party investors in a private transaction;

WHEREAS, the Company redeemed 10,000 shares of Preferred Stock on May 15, 2014, 6,000 shares of Preferred Stock on November 17, 2014, and 10,000 shares of Preferred Stock on February 17, 2015 and, following those redemptions, none of the shares of Preferred Stock are outstanding;

WHEREAS, the Board of Directors of the Company deems it in the best interest of the Company to eliminate the Certificate of Designations of the Preferred Stock from the Company’s Certificate of Incorporation; and

WHEREAS, the Board of Directors of the Company deems it in the best interest of the Company that all such shares of Preferred Stock resume the status of authorized but unissued shares of preferred stock of the Company, $.01 par value per share.

NOW, THEREFORE, BE IT RESOLVED, that none of the shares of Preferred Stock are outstanding and none will be issued subject to the Certificate of Designations of the Preferred Stock;

RESOLVED FURTHER, that the President and Chief Executive Officer, Chief Financial Officer and Treasurer, and any Senior Vice President of the Company (each, an “Authorized Officer”) be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to file a certificate pursuant to Section 151(g) of the Delaware General Corporation Law with the office of the Secretary of State of the State of Delaware setting forth a copy of these resolutions whereupon all matters set forth in the Certificate of Designations of the Preferred Stock shall be eliminated from the Company’s Certificate of Incorporation;

RESOLVED FURTHER, that the Authorized Officers of the Company be, and each of them individually hereby is, authorized and directed in the name and on behalf of the Company to take all other actions and to execute and deliver such other documents, in addition to those set forth in the foregoing resolutions, as they may deem necessary or advisable in order to effect the purposes of the foregoing resolutions, and that all such actions heretofore so taken be, and they hereby are, in all respects ratified, confirmed, and approved;

RESOLVED FURTHER, that any person dealing with any Authorized Officer in connection with any of the foregoing matters shall conclusively be entitled to rely upon the authority of such Authorized Officer and by his execution of any document, agreement, instrument, or certificate, the same shall be the valid and binding obligation of the Company, enforceable in accordance with its terms; and

RESOLVED FURTHER, that all acts and doings of the Authorized Officers of the Company, whether heretofore or hereafter taken or done, which are in conformity with the purposes and intent of the foregoing resolutions shall be, and the same hereby are, in all respects ratified, confirmed, and approved.

3.     That, accordingly, all references to the Preferred Stock be, and hereby are, eliminated from the Company’s Certificate of Incorporation and the shares of capital stock of the Company formerly designated as Preferred Stock shall resume the status of authorized but unissued shares of preferred stock of the Company.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Certificate of Elimination to be signed by its duly authorized officer on the 28th day of July, 2015.

HMN FINANCIAL, INC.

By: /s/ Jon Eberle

Name: Jon Eberle

Its: SVP/CFO/Treasurer